                             AMENDED AND RESTATED
                         AGREEMENT AND PLAN OF MERGER


    AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER, dated as of September 27, 1996, amending and restating the Agreement and Plan of Merger dated as of April 16, 1996 as amended and restated as of June 13, 1996 (as herein amended and restated, this "AGREEMENT"), by and between R&G FINANCIAL CORPORATION, a corporation organized under the laws of the Commonwealth of Puerto Rico ("FINANCIAL"), R-G PREMIER BANK OF PUERTO RICO, a commercial bank chartered under the Puerto Rico Banking Law of 1933, as amended (the "BANKING LAW") (the "BANK"), and R-G INTERIM PREMIER BANK ("INTERIM"), a Puerto Rico chartered commercial bank organized for the sole purpose of consummating the transactions provided for herein.

                                  WITNESSETH:

    WHEREAS, the Bank is organized under the Banking Law and has its principal place of business at 280 Jesus T. Pinero Avenue, Hato Rey, Puerto Rico, with an authorized capital of 10,000,000 shares of common stock, par value $1.00 per share (the "BANK COMMON SHARES"), of which 2,089,653 are issued and outstanding, and 2,000,000 shares of preferred stock, of which 600,000 are issued and outstanding (the "BANK PREFERRED SHARES");

    WHEREAS, Financial is authorized to issue 10,000,000 shares of its Class A Common Stock, par value $0.01 per share (the "CLASS A SHARES"), of which 5,122,377 are issued and outstanding, and 15,000,000 shares of its Class B Common Stock, par value $0.01 per share (the "CLASS B SHARES", and with the Class A Shares, the "FINANCIAL COMMON SHARES"), of which 2,435,000 are issued and outstanding;

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                                      -2-

    WHEREAS, on July 19, 1996, Financial became the holding company of the Bank (the "Reorganization"), pursuant to the approval of the Board of Governors of the Federal Reserve Board (the "FRB") and the Office of the Commissioner of Financial Institutions of the Commonwealth of Puerto Rico;

    WHEREAS, in connection with the Reorganization, on July 19, 1996, Mr. Victor J. Galan contributed to Financial (a) his 100% ownership of the outstanding common stock of R&G Mortgage Corp. and (b) all of his 1,840,982 Bank Common Shares (the "GALAN BANK SHARES") in exchange for 5,189,044 Class A Shares, and Financial desires to acquire, in addition to the Galan Bank Shares, all of the remaining outstanding Bank Common Shares not owned by it (the "REMAINING BANK SHARES") in exchange for a number of Class B Shares (the "FINANCIAL EXCHANGE SHARES");

    WHEREAS, on June 18, 1996, Financial filed a Registration Statement (the "REGISTRATION STATEMENT") with the Securities and Exchange Commission (the "SEC") with respect to the proposed issuance and sale (a) by Financial of Class B Shares in a firm commitment initial public offering following the approval of its bank holding company application and the consummation of the Reorganization,
(b) by Victor J. Galan of Class B Shares received in exchange for certain or his Class A Shares in the same public offering (collectively, the issuance and sale of Class B Shares is referred to as the "Public Offering"), and (c) the exchange by Financial of Class B Shares for the Remaining Bank Shares (the "EXCHANGE TRANSACTION") (with the actual number of Class B Shares to be so issued pursuant to the Exchange Transaction being determined in connection with the underwritten public offering of Class B Shares);

    WHEREAS, due to an unanticipated position of the SEC expressed during its review of the Registration Statement, it became necessary to separate the Exchange Transaction from the Public Offering; the Registration Statement declared effective by

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                                      -3-

the SEC (including an additional Registration Statement filed on August 22, 1996 to register additional Class B Shares) solely related the Class B Shares to be issued in the Public Offering (the "REGISTERED CLASS B SHARES"), and the Public Offering was consummated on August 27, 1996, with the issuance and sale to the public of the 2,415,000 Class B Shares;

    WHEREAS, the parties have determined that it is in the best interest of their respective shareholders that the Exchange Transaction be effected as promptly as practicable, and to that end Financial intends to file a new Registration Statement (the "EXCHANGE REGISTRATION STATEMENT") with respect to Class B Shares to be issued in the Exchange Transaction;

    WHEREAS, Financial caused Interim to be organized solely to facilitate the Exchange Transaction, with its principal office at the same address as that of the Bank, with all of the shares of capital stock of Interim to be issued prior to the Merger to be held by Financial (except for any shares that may be required to be held by the directors of Interim as Qualifying Shares prior to the merger described herein); and

    WHEREAS, upon the receipt of all applicable regulatory approvals, Interim shall be merged with and into the Bank ("MERGER"), and the Exchange Transaction shall be consummated;

    NOW, THEREFORE, in consideration of the premises and of the mutual agreements herein contained, Financial, the Bank and Interim hereby agree that, subject to the conditions hereinafter set forth, Interim shall be merged with and into the Bank with the Bank as the Resulting Bank. The terms and conditions of the Merger shall be as follows:

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                                      -4-

    1.   REGULATORY APPROVALS.

    (a) The Merger shall not become effective until receipt of all requisite approvals of the Federal Deposit Insurance Corporation ("FDIC") and the OCFI with respect to the Merger, and the expiration of all applicable waiting periods.

    (b) Financial, the Bank and Interim shall have obtained all other consents, permissions and approvals and taken all actions required by law or agreement, or deemed necessary by such parties prior to the consummation of the Agreement.

    2.   CONDITIONS TO EFFECTIVENESS OF MERGER.

    The Merger shall not become effective until the SEC and any applicable state securities commission shall have declared effective the Exchange Registration Statement with respect to the Financial Exchange Shares which are the subject of the Exchange Transaction.

    3.   IDENTITY AND NAME OF RESULTING BANK.

    The Bank shall be the Resulting Bank in the Merger, which shall continue to operate under its present name.

    4.   OFFICES OF RESULTING BANK.

    The home office of the Resulting Bank shall be the Bank's main office located at 280 Jesus T. Pinero Avenue, Hato Rey, San Juan, Puerto Rico.

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                                      -5-

    5.   THE RESULTING BANK'S ARTICLES OF INCORPORATION AND BYLAWS.

    The Articles of Incorporation and Bylaws of the Bank as in effect immediately prior to the effectiveness of the Merger shall be the Articles of Incorporation and Bylaws of the Resulting Bank, with no amendment being made as part of the Merger.

    6.   EFFECTIVE DATE.

    The effective date of the Merger ("Effective Date") shall be the date as soon as practicable after the issuance by the FDIC and OCFI of all requisite approvals, certificates and documents as may be required in order to cause the Merger to become effective, the expiration of all applicable waiting periods and the receipt of all requisite Bank stockholder approval required by Section 7 hereof. The Merger shall become effective at the time this Agreement is properly perfected and filed in accordance with the Banking Law.

    7.   BANK STOCKHOLDER APPROVAL.

    The affirmative vote of the holders of more than three-fourths of the aggregate issued and outstanding Bank Common Shares and Bank Preferred Shares shall be required to approve this Agreement. The Bank will take any action necessary in accordance with applicable law and its Certificate of Incorporation and Bylaws to convene a meeting of stockholders, or to take such other action as is permitted by law, as promptly or practicable after the date hereof to consider and vote upon the approval of this Agreement. Notice shall be given to Bank stockholders of such meeting, of the transaction contemplated by this Agreement, and of the intention of Financial to vote (a) all of the Galan Bank Shares which it acquired in connection with the

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                                      -6-

Reorganization, which represent a controlling interest in the Bank's capital stock, in favor of the transaction, and (b) all of the Bank Preferred Shares, in favor of the transaction.

    8.   INTERIM STOCKHOLDER APPROVAL.

    The approval of Financial, as the sole stockholder of Interim, shall be required to approve this Agreement.

    9.   CONVERSION OF OUTSTANDING BANK COMMON STOCK.

    (a)  Upon the Effective Date:

         (i) (A) Each Bank Common Share outstanding immediately prior to the Effective Date shall, without any further action on the part of the Bank or any other person, shall be treated in the following manner:

              (I) the Galan Bank Shares heretofore acquired by Financial in exchange for Class A Shares shall be unaffected by the Merger and shall constitute and continue to be one share of common stock of the Resulting Bank; and

              (II) in the case of the Remaining Bank Shares, an obligation of the Resulting Bank (an "OBLIGATION") to cause Financial to deliver to the holder thereof the corresponding number of Financial Exchange Shares for each Bank Common Share so converted, as determined pursuant to subparagraph C below.

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                                      -7-

         (B)  Such conversion and allocation of the Remaining Bank
    Shares shall not in any way preclude or prevent any such holder from exercising his statutory right to dissent from the Merger, to demand appraisal for such holder's Remaining Bank Shares, and to receive from the Resulting Bank payment of the value of his Remaining Bank Shares and such other rights and benefits as are provided by law.

         (C) Immediately after the treatment provided in subparagraph (A) above, Financial shall, on behalf of the Resulting Bank and as consideration for the benefits received by Financial hereunder, issue to each recordholder of Obligations of the Resulting Bank a number of Financial Exchange Shares which represents (i) the number of particular Obligations allocated to such recordholder, multiplied by (ii) 1.23 (the "Exchange Ratio"), and the Obligations shall thereupon be cancelled.

         (D) Each holder of a certificate that, immediately prior to the Effective Date, represented Remaining Bank Shares that were converted pursuant to this Section (a "Bank Stock Certificate") may, at any time after the Effective Date, deliver to Financial (or to its transfer agent, which may be the Resulting Bank) such Bank Stock Certificate and the letter of transmittal which shall be provided by Financial, in exchange for a certificate or certificates (as the holder requests) representing the appropriate number of Financial Exchange Shares, and the payment of cash in lieu of fractions, dividends, and other distributions on said stock may be withheld until the Bank Stock Certificate is surrendered for exchange to the transfer agent for Financial Common Shares; and when such new certificates are issued, the holders thereof shall be entitled to be paid the amount (without any interest thereon) of all such withheld cash in lieu of fractions, dividends, or other distributions which have theretofore become payable with respect to such Financial Common Shares.

         (E) After the Effective Date there will be no transfers on the stock record books of the Resulting Bank of the Remaining Bank Shares which were converted pursuant to this Section. If, after the Effective Date, Bank Stock Certificates are presented to the Resulting Bank, they shall be cancelled and exchanged for Financial Exchange Shares as provided in this Section.

         (F) As of the Effective Date, the holders of Remaining Bank Shares shall cease to have any rights with respect to Remaining Bank Shares and their sole rights on and following the Effective Date shall be with respect to the Obligations and the Financial Exchange Shares for which their Remaining Bank Shares shall have been exchanged as a result of the Merger.

         (ii) The Resulting Bank shall issue 248,671 shares of its common stock to Financial (constituting all Bank Common Shares not owned by Financial), and shall issue any directors' Qualifying Shares that may be required by, and in accordance with, the Banking Law.

    (b) Each Bank Preferred Share outstanding immediately prior to the Effective Date shall be unaffected by the Merger and shall constitute and continue to be an outstanding Bank Preferred Share of the Resulting Bank.

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                                      -9-

    (c) Each Bank Common Share held by Financial immediately prior to the effective Date shall be unaffected by the Merger and shall constitute and continue to be one share of common stock of the Resulting Bank.

    (d) Notwithstanding any provision of this Agreement to the contrary, if holders of the Remaining Bank Shares are entitled to demand appraisal for their Remaining Bank Shares under the Banking Law, the following shall apply:

         (i) Any Remaining Bank Shares held by a holder who has demanded appraisal of his Remaining Bank Shares and as of the Effective Date has neither effectively withdrawn nor lost his right to such appraisal (the "DISSENTING SHARES") shall not be converted in the manner set forth in subsection (a) of this Section, but the holder thereof shall only be entitled to such rights as are granted by the Banking Law.

         (ii) Notwithstanding the provisions of paragraph (e)(i) above, if any holder of Dissenting Shares shall effectively withdraw or lose (through failure to perfect or otherwise) his right to appraisal, then as of the Effective Date or the occurrence of such event, whichever later occurs, such Dissenting Shares shall automatically be converted as provided in paragraph (a)(i) of this Section.

    10.  STOCK OF INTERIM.

    The issued and outstanding shares of common stock of Interim owned by Financial on the Effective Date shall be converted into the right to receive an amount in cash equal to the par value thereof, and shall thereupon be cancelled upon consummation of the Merger.

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                                     -10-
    11.  EFFECTS OF MERGER.

    (a) All deposit accounts of the Bank shall be and will become deposits in the Resulting Bank without change in their respective terms, interest rates, maturities, minimum required balances or withdrawal values. After the Effective Date, the Resulting Bank will continue to issue deposit accounts on the same basis as immediately prior to the Effective Date.

    (b) Upon the Effective Date, all assets and property (real, personal and mixed, tangible and intangible, choses in action, rights and credits) then owned by the Bank or Interim or which would inure to either of them, shall immediately by operation of law and without any conveyance, transfer or further action, become the property of the Resulting Bank, which shall have, hold and enjoy them in its own right as fully and to the same extent as they were possessed, held and enjoyed by the Bank and Interim immediately prior to the Effective Date of the Merger. The Resulting Bank shall be deemed to be a continuation of the entity of both the Bank and Interim and all of the rights and obligations of the Bank and Interim shall remain unimpaired; and the Resulting Bank, upon the Effective Date of the Merger, shall succeed to all those rights and obligations and the duties and liabilities connected therewith.

    (c) Upon the Effective Date, the Resulting Bank shall have outstanding 2,089,653 shares of its common stock, and the 600,000 Bank Preferred Shares.

    12.  DIRECTORS.

    The Board of Directors of the Resulting Bank shall be comprised of all of the current twelve (12) members of the Board of Directors of the Bank, whose names and addresses are listed in Appendix I attached hereto, immediately prior to the

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                                     -11-

Effective Date, and each director shall serve for the term such director is currently serving as director of the Bank or until a successor director is elected.

    13.  OFFICERS.

    The officers of the Bank shall be and will become the officers of the Resulting Bank.

    14.  INCOME TAX MATTERS.

    Prior to the Effective Date, the parties hereto shall have received an opinion of counsel or tax ruling, satisfactory to them in form and substance, with respect to the Puerto Rico income tax consequences of the Merger.

    15.  AMENDMENT OR TERMINATION OF THE AGREEMENT.

    This Agreement may be modified at any time or terminated by mutual written agreement of the Boards of Directors of Financial, the Bank or Interim.

    Any of the terms or conditions of this Agreement which may be legally waived may be waived at any time by any party hereto which is entitled to the benefit thereof, by actions taken or authorized by the Board of Directors of such party.

    16.  GOVERNING LAW.

    This Agreement is made pursuant to, and shall be construed and be governed by, the laws of the Commonwealth of Puerto Rico.

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                                     -12-

    17.  ALL TERMS INCLUDED.

    This Agreement sets forth all terms, conditions, agreements and understandings of the parties hereto with respect to the Merger.

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on its behalf by its officers thereunto duly authorized, all as of the date first above written.

                                       R&G FINANCIAL CORP.

                                       By:    /S/ VICTOR J. GALAN
                                           _____________________________
                                                  Victor J. Galan
                                                     President
                                              Chief Executive Officer
                                             and Chairman of the Board

                                       R-G PREMIER BANK OF PUERTO RICO

                                       By:    /S/ VICTOR J. GALAN
                                           _____________________________
                                                  Victor J. Galan
                                                     President
                                              Chief Executive Officer
                                             and Chairman of the Board

                                       R-G PREMIER INTERIM BANK

                                       By:    /S/ VICTOR J. GALAN
                                           _____________________________
                                                  Victor J. Galan
                                                     President

                             APPENDIX I

Ana M. Armendariz                      Eduardo McCormack
Condominio Hato Rey Plaza              One Street, Block 3 No. 3
Apartment 4-E                          Alturas de Torrimar
Hato Rey, PR 00918                      Guaynabo, PR 00969

Victor L. Galan-Fundora                Ramon Prats
Condominio The Falls                   Paseo Alto No. 41
Apartment J-7 Box 422                  Los Paseos
Guaynabo, PR 00969                     Rio Piedras, PR 00926

Pedro Ramirez-Soltero                  Enrique Umpierre-Suarez
Romany Park A-6                        9 Gabrielle Street
Rio Piedras, PR 00926                  Monte Alvernia
                                       Rio Piedras, PR 00927

Juan J. Diaz                           Gilberto Rivera-Arreaga
A-22 Alborada Street                   C-24 Nardos Street
Highland Gardens                       Enramada
Guaynabo, PR 00969                     Bayamon, PR 00961

Laureano Carus-Abarca                  Benigno R. Fernandez
9-A Pino de Rio Street                 EE-14 Poppy Street
Garden Hills                           Borinquen Gardens
Guaynabo, PR 00969                     Rio Piedras, PR 00926

Victor J. Galan
M-2 Clavel Street
Parque de Santa Maria
Rio Piedras, PR 00927

Jeanne Ubinas
Condominio Laguna
548 O'Hare Street and
Baldorioty de Castro Avenue
Miramar
San Juan, PR 00907